EX-28.j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of Nationwide Fund, Nationwide Growth Fund, Nationwide Large Cap Value Fund and Nationwide Value, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 14, 2010